Exhibit 10.1
Description of Fiscal 2009 Annual Incentive Plan
          On May 28, 2008, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Black Box Corporation (the “Company”) recommended that the Board approve, and the Board approved, an annual incentive bonus plan (the “Annual Incentive Plan”) for the fiscal year ending March 31, 2009. The performance goals for the Annual Incentive Plan are operating earnings per share, adjusted operating income as a percentage of total revenues, adjusted EBITDA (“Adjusted EBITDA”) and DSOs (as each of those measurements is determined consistent with the Company’s press release dated May 22, 2008 filed as an exhibit to the Company’s Current Report on Form 8-K for the event dated May 22, 2008). The performance goals will be equally weighted. Under the Annual Incentive Plan, the achievement of the performance goals at approximately 90% of target will result in a payout of 50% of targeted annual bonus, the achievement of the performance goals at 100% of target will result in a payout of 100% of targeted annual bonus and the achievement of the performance goals at approximately 110% of target will result in a payout of 150% of targeted annual bonus. Following Board review and approval, the Committee made targeted annual bonus awards under the Annual Incentive Plan to the Company’s executive officers as follows: R. Terry Blakemore, President and Chief Executive Officer -- 100% of base salary or $550,000; Michael McAndrew, Vice President, Chief Financial Officer, Treasurer and Secretary -- 80% of base salary or $252,000; and Francis W. Wertheimber, Senior Vice President -- 50% of base salary or $132,500.